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                                   EXHIBIT 23

                  CONSENT OF CHERRY, BEKAERT & HOLLAND, L.L.P.


We consent to the incorporation by reference in the Form 10-KSB of FNB Financial Services Corporation of our report dated January 22, 1997, relating to the consolidated balance sheets of FNB Financial Services Corporation and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the 1996 Annual Report of FNB Financial Services Corporation.


                       (Cherry, Bekaert & Holland, L.L.P.)




Reidsville, North Carolina
March 20, 1997





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